PRIVILEGED AND CONFIDENTIAL

COTY INC. APPOINTS CAMILLO PANE AS EXECUTIVE VICE PRESIDENT, CATEGORY DEVELOPMENT

Brings Extensive Industry Experience in Senior Management and Marketing Roles

Senior Executive Will Join the Global Beauty Company’s Executive Committee

NEW YORK, April 14, 2015 – Coty (NYSE: COTY) announced today the appointment of Camillo Pane as EVP Category Development, effective July. Mr. Pane will join the Executive Committee and report to Bart Becht, Chairman and Interim Chief Executive Officer. Mr. Pane succeeds Renato Semerari, who will remain in his role for the transition period.

Mr. Pane’s responsibilities will include the development of strategies, innovations and support programs for Coty’s categories & brands across all its businesses of Fragrances, Color Cosmetics, Skin Care and Body Care.

Mr. Pane was most recently Senior Vice President, Global Category Officer Consumer Health at Reckitt Benckiser. In that role, he was responsible for managing one of the largest and fastest growing categories at Reckitt Benckiser. He started with Kraft and was with Reckitt Benckiser for 19 years in local marketing, general management and global category development roles across a very broad variety of categories & brands in Italy, USA, Brazil and the UK.

“Camillo is one of the most respected leaders in the consumer goods industry and I am very pleased that he will be joining the Coty team,” said Mr. Becht. “Coty will continue with its strategy of investment and revenue growth on its power brands while returning to profitable growth behind its efficiency programs. This makes the Category & Brand development mission critical and Camillo’s extensive experience in this area will make Coty more competitive and help the company execute its strategy.”

“I am truly honored to be joining Coty, a company I have admired throughout my career in the beauty industry,” said Mr. Pane. “I am looking forward to applying my experience and skill set to help Coty continue its relentless focus on cultivating leading brands and driving innovation.”

Mr. Pane graduated from the Universitá Commerciale Luigi Bocconi with a degree in business administration and speaks fluent English and Portuguese in addition to native Italian.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements. These forward-looking statements reflect Coty’s current views with respect to its management, strategy and competitive position. These forward-looking statements are generally identified by words or phrases such as “opportunity,” “potential,” “could,” “intend,” “will,” “would”, “continue” and similar words or phrases. Actual results may differ materially from the results predicted due to various risks and uncertainties, including our ability to retain key personnel and difficulties in implementing our strategies, including any inaccuracies in assumptions regarding such strategies. More information about potential risks and uncertainties that could affect Coty’s business and financial results, including our competitive position, is included under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Coty’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014, and other periodic reports Coty has filed and may file with the Securities and Exchange Commission from time to time. Coty assumes no responsibility to update forward-looking statements made herein or otherwise.

About Coty Inc.

Coty is a leading beauty company with net revenues of $4.6 billion for the fiscal year ended June 30, 2014. Founded in Paris in 1904, Coty is a pure play beauty company with a portfolio of well-known fragrances, color cosmetics and skin & body care products sold in over 130 countries and territories. Coty’s product offerings include such global brands as adidas, Calvin Klein, Chloe, DAVIDOFF, Marc Jacobs, OPI, philosophy, Playboy, Rimmel and Sally Hansen.

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